May 1, 2019
PDC Energy Announces 2019 First Quarter Results, Delaware Basin Midstream Monetization and Authorization of Stock Repurchase Program
DENVER, May 1, 2019: PDC Energy, Inc. ("PDC" or the "Company") (NASDAQ: PDCE) today reported its 2019 first quarter operating and financial results. Additionally, the Company announced it has entered into two definitive agreements to divest its gas and water midstream assets in the Delaware Basin for a combined total of approximately $310 million, subject to post-closing adjustments.
First Quarter Highlights:

•	Total production of 11.2 million barrels of oil equivalent (“MMBoe”), or approximately 125,000 Boe per day, a 26 percent increase from the first quarter of 2018.

•	Crude oil, natural gas and NGLs sales of approximately $320 million, a five percent increase from the first quarter of 2018 despite a 16 percent decrease in average per Boe prices between periods.

•	Improved well costs in both Wattenberg and Delaware Basin operations reflecting reduced drill times and more completion stages per day than originally budgeted.

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Nine Delaware Basin turn-in-lines (“TILs”), including the extended-reach lateral Argentine S5, the Company’s first Bone Spring well. Current production for this well, which has yet to reach a peak 30-day IP, is averaging approximately 190 Boe per day per thousand feet and 70 percent crude oil.

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The Company entered into two definitive agreements to divest certain Delaware Basin midstream assets for an aggregate purchase price of approximately $310 million, subject to post-closing adjustments. Additionally, the Company entered into long-term commercial service agreements with incentive-based provisions worth up to an additional $135 million.

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The Company’s Board of Directors recently authorized a stock repurchase plan of up to $200 million of its outstanding common stock, depending on market conditions. The plan is expected to be funded through free cash flow beginning in the third quarter of 2019 with a target completion date of December 31, 2020.

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CEO Commentary
President and Chief Executive Officer, Bart Brookman commented, “I’m extremely pleased with our first quarter results, highlighted by our improved drilling and completion pace, below-budget well costs, prolific well results and improved cost structure. These accomplishments, along with the successful monetization of our gas and water midstream assets, which we expect to close in mid-2019, are a tremendous example of PDC delivering value to shareholders through execution of our strategy.”
“Further, as a testament to our confidence in our financial and operational strength, as well as the quality of our assets and depth of current inventory, the PDC Board of Directors has approved a stock repurchase program of up to $200 million, depending on market conditions. PDC’s financial strength and focus on capital discipline, as outlined in our multi-year outlook, has positioned the Company to execute this program through free cash flow generated from operating activities.”
Operations Update
Production for the first quarter of 2019 was 11.2 MMBoe, or approximately 125,000 Boe per day, an increase of 26 percent from the first quarter of 2018. Oil production of 4.5 million barrels in the first quarter represents an increase of approximately 20 percent compared to the first quarter of 2018. The Company’s capital investment for the quarter was approximately $282 million and included $21 million of Delaware Basin midstream related capital. Several operating efficiencies have led to a slightly accelerated capital pace; however, the Company maintains operational flexibility and commitment to its full-year capital investment range of $810 million to $870 million, excluding corporate capital.
In the Wattenberg Field, the Company spud 38 wells and TIL’d 32 wells with average working interests of 93 percent. Standard-, mid-, and extended-reach lateral well costs for the quarter averaged approximately five percent below budget. The Company’s completion crew is currently ten percent ahead of schedule, resulting in improved capital efficiency and higher than anticipated first quarter capital investments.
In the Delaware Basin, the Company spud ten wells and TIL’d nine wells with average working interests of approximately 96 percent. All spuds and TILs were mid- or extended-reach laterals with average well costs approximately five percent below budget. This improvement in operational efficiency, which has largely been offset by higher than anticipated working interests, is primarily due to a seven day, or approximately 20 percent, improvement in spud-to-rig release drill times compared to its 2019 budget. Due to a lack of completion activity at the end of 2018, TILs and new production were weighted towards the back half of the first quarter. Notable early-time data include:

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The Windy Mountain pad - two lower Wolfcamp B wells located in close proximity to the Company’s Grizzly pad in ‘Area 3’ of Block 4. Current production is above internal expectations through early flowback, averaging approximately 165 Boe per day per thousand feet and 60 percent crude oil.

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Argentine B4 - Lower Wolfcamp B extended-reach lateral well testing an accelerated flowback technique. Current production is averaging approximately 240 Boe per day per thousand feet and 75 percent crude oil.

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Argentine S5 - The Company’s first 3rd Bone Spring well. This well has yet to reach a peak 30-day average IP; however, early data is encouraging with average production averaging approximately 190 Boe per day per thousand feet and 70 percent crude oil.

Delaware Midstream Transactions
In the second quarter, the Company entered into two definitive agreements to divest of its gas and water midstream assets (the “Transactions”) for total cash proceeds of approximately $310 million, of which approximately $225 million is expected to be received at the time of closings and approximately $82 million is expected to be received as an unconditional payment one year post-closing. Additionally, PDC entered into long-term commercial service agreements for its gas gathering, compression, processing and transportation, and water gathering and disposal at market-competitive fees. These agreements also include volume- and activity-based incentives with potential future payments that would total up to an additional $135 million. In addition to upfront proceeds and substantial future capital avoidance, the Company expects its pro forma operating cost structure to remain market competitive, without sacrificing its current operating margins.
The Company anticipates closing the Transactions in mid-2019, and expects to utilize proceeds to pay off its outstanding revolver balance and for future capital investments. The majority of the upfront $225 million cash proceeds are expected to pay down the Company’s anticipated revolving credit facility balance at the end of the second quarter. Jefferies, LLC acted as PDC’s exclusive financial advisor in connection with the Transactions.

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Upon closing of the transaction, the Company will divest its gas-related midstream assets, including long-term future gathering and processing rights, to EagleClaw Midstream for total proceeds of approximately $182 million. The transaction is composed of an initial $100 million payment at closing and an unconditional payment due one year after closing of approximately $82 million. The agreement provides PDC with long-term flow assurance via Eagleclaw’s current processing capacity system of approximately 1.3 billion cubic feet per day and transportation of residue gas to both Waha and the Gulf Coast markets via Delaware Link and the Permian Highway Pipeline. The agreement is a typical acreage dedication for the Company’s Central and Eastern Delaware Basin acreage, includes an area of mutual interest (“AMI”), contains no volume commitments for midstream services, includes upside volume-based incentives compared to the current development plan and downside protection for EagleClaw related to a modest level of drilling activity.

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Upon closing of the transaction, the Company will divest its water-related midstream assets, including infrastructure and long-term future gathering and disposal rights, to a subsidiary of WaterBridge Resources, LLC for total proceeds of $125 million at closing. The agreement provides PDC access to WaterBridge’s extensive water disposal network of more than one million barrels per day, and the ability to efficiently transport all water volumes via pipe. The agreement includes an AMI, contains no volume commitments and includes incentives for each well drilled and completed in excess of an agreed upon, modest level of drilling activity. PDC has retained operational control of its fresh water supply.

Additionally, the Company is in the final stages of negotiations regarding the sale of its crude oil gathering assets.
Executive Vice President of Corporate Development and Strategy, Lance Lauck, commented, “These transactions represent a tremendous value-add for PDC. I’m very proud of our team’s ability to find the right balance between return on investment and market-competitive fee structures while maintaining our current strong margins. Additionally, we expect our long-term service agreements to not only provide flow assurance, but also enable us to focus on our core upstream business and avoid substantial future midstream capital investment.”
Stock Repurchase Program
The Company announced today that its Board of Directors has approved a stock repurchase program (the “Program”) to acquire up to $200 million of its outstanding common stock, depending on market conditions. The Program is expected to begin in the third quarter of 2019 with a target completion date of December 31, 2020. The Company projects to generate a sufficient level of free cash flow in this period to fund the Program while maintaining the ability to pursue additional future return of capital programs, depending on market conditions.
Repurchases under the Program can be made in open markets at the Company’s discretion and in compliance with safe harbor provisions, or in privately negotiated transactions. The Program does not require any specific number of shares to be acquired, and can be modified or discontinued by the Board of Directors at any time.
Oil and Gas Production, Sales and Operating Cost Data

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, increased five percent to $321.1 million in the first quarter of 2019, compared to $305.2 million in the first quarter of 2018. The increase in sales was due to a 26 percent increase in total production offsetting a decrease in the sales price per Boe, excluding net settlements on derivatives, of 16 percent to $28.63 in the first quarter of 2019 from $34.26 in the comparable 2018 period. Including the impact of net settlements on derivatives, combined revenues increased 12 percent to $312.6 million from $279.2 million between periods.

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The following table provides production and weighted-average sales price, by area, for the three months ended March 31, 2019 and 2018, excluding net settlements on derivatives and transportation, gathering and processing expense, (“TGP”):

	Three Months Ended March 31,
	2019	2018	Percent Change

Crude oil (MBbls)
Wattenberg Field	3,571	2,881	24.0%
Delaware Basin	954	871	9.5%
Utica Shale	—	46	(100.0)%
Total	4,525	3,798	19.1%

Weighted-Average Sales Price	$51.06	$59.62	(14.4)%

Natural gas (MMcf)
Wattenberg Field	20,961	15,524	35.0%
Delaware Basin	4,690	3,649	28.5%
Utica Shale	—	414	(100.0)%
Total	25,651	19,587	31.0%

Weighted-Average Sales Price	$2.05	$1.97	4.1%

NGLs (MBbls)
Wattenberg Field	1,901	1,428	33.1%
Delaware Basin	514	383	34.2%
Utica Shale	—	35	(100.0)%
Total	2,415	1,846	30.8%

Weighted-Average Sales Price	$15.55	$21.80	(28.7)%

Crude oil equivalent (MBoe)
Wattenberg Field	8,965	6,896	30.0%
Delaware Basin	2,250	1,862	20.8%
Utica Shale	—	150	(100.0)%
Total	11,215	8,908	25.9%

Weighted-Average Sales Price	$28.63	$34.26	(16.4)%

Production costs for the first quarter of 2019, which include lease operating expense (“LOE”), production taxes and TGP, were $68.8 million, or $6.14 per Boe, compared to $57.1 million, or $6.41 per Boe, for the comparable 2018 period. Wattenberg LOE per Boe in the first quarter of 2019 was $2.63 compared to $3.02 in the first quarter of 2018. The decrease in LOE per Boe between periods is primarily due to consistent run times of the Company’s primary third-party midstream provider in the basin. Delaware Basin LOE increased between periods to $5.15 from $4.44 per Boe. The increase is attributable to the Company’s lack of fourth quarter 2018 completion activity resulting in reduced volumes in the first quarter of 2019.

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The following table provides the components of production costs for the three months ended March 31, 2019 and 2018:

	Three Months Ended March 31,
	2019	2018

Lease operating expenses	$35.2	$29.6
Production taxes	22.2	20.2
Transportation, gathering and processing expenses	11.4	7.3
Total	$68.8	$57.1

	Three Months Ended March 31,
	2019	2018

Lease operating expenses per Boe	$3.14	$3.33
Production taxes per Boe	1.98	2.26
Transportation, gathering and processing expenses per Boe	1.02	0.82
Total per Boe	$6.14	$6.41

Financial Results

Net loss for the first quarter of 2019 was $120.2 million, or $1.82 per diluted share, compared to net loss of $13.1 million, or $0.20 per diluted share, for the comparable 2018 period. The year-over-year difference was primarily attributable to a decrease of approximately $160 million in fair value of unsettled derivatives. Adjusted net income for the first quarter, a non-GAAP financial measure defined below, was $18.0 million, or $0.27 per diluted share in 2019 compared to adjusted net income of $3.0 million, or $0.05 per diluted share in 2018.

Net cash from operating activities was $181.9 million in the first quarter of 2019, compared to $205.1 million in the comparable 2018 period. The decrease between periods is primarily a result of changes in assets and liabilities between periods being somewhat offset by an increase in oil and gas sales between those periods. Adjusted cash flows from operations, a non-GAAP financial measure defined below, were $192.6 million in the first quarter of 2019, compared to $174.9 million in the comparable 2018 period, which does not include changes in assets and liabilities between periods.

General and administrative expense (“G&A”) was $39.6 million, or $3.53 per Boe, for the first quarter of 2019 compared to $35.7 million, or $4.01 per Boe in the comparable 2018 period. G&A for the first quarter 2019 includes approximately $0.25 per Boe attributable to investments in improved processes and systems, as well as $0.25 per Boe related to the Delaware Basin midstream transactions and shareholder activism expenses. Additionally, nearly $0.30 per Boe of G&A is attributable to PDC’s Environmental, Health and Safety efforts, as well as its Community, Government and Stakeholder relations group. PDC views these valuable investments in ESG as a core component of responsible operations in Colorado and Texas.

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2019 Capital Investment Outlook and Financial Guidance
The following table summarizes the Company’s 2019 financial guidance:

	Low	High
Production (MMBoe)	46.0	50.0
Capital Investment in Crude Oil and Natural Gas Properties (millions)	$810	$870

Operating Expenses
Lease operating expense ($/Boe)	$2.85	$3.15
Transportation, gathering and processing expenses ($/Boe)	$0.80	$1.00
Production taxes (% of Crude oil, natural gas & NGL sales)	6%	7%
General and administrative expense ($/Boe)	$3.00	$3.40
Estimated Price Realizations (% of NYMEX) (excludes TGP)
Crude oil	90%	95%
Natural gas	50%	55%
NGLs	30%	35%

Non-GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDAX," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, providing public guidance on possible future results. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help investors more meaningfully evaluate and compare future results of operations to previously reported results of operations. PDC strongly encourages investors to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

The following tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDAX to their most comparable U.S. GAAP measures (in millions, except per share data):

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Adjusted Cash Flows from Operations
	Three Months Ended March 31,
	2019	2018
Adjusted cash flows from operations:
Net cash from operating activities	$181.9	$205.1
Changes in assets and liabilities	10.7	(30.2)
Adjusted cash flows from operations	$192.6	$174.9

Adjusted Net Income (Loss)
	Three Months Ended March 31,
	2019	2018
Adjusted net income:
Net loss	$(120.2)	$(13.1)
Loss on commodity derivative instruments	190.1	47.2
Net settlements on commodity derivative instruments	(8.5)	(26.0)
Tax effect of above adjustments	(43.4)	(5.1)
Adjusted net income	$18.0	$3.0
Weighted-average diluted shares outstanding	66.2	66.0
Adjusted diluted earnings per share	$0.27	$0.05

Adjusted EBITDAX
	Three Months Ended March 31,
	2019	2018
Net loss to adjusted EBITDAX:
Net loss	$(120.2)	$(13.1)
Loss on commodity derivative instruments	190.1	47.2
Net settlements on commodity derivative instruments	(8.5)	(26.0)
Non-cash stock-based compensation	4.7	5.3
Interest expense, net	17.0	17.4
Income tax benefit	(37.4)	(4.6)
Impairment of properties and equipment	7.9	33.2
Exploration, geologic and geophysical expense	2.6	2.6
Depreciation, depletion and amortization	151.4	126.8
Accretion of asset retirement obligations	1.6	1.3
Adjusted EBITDAX	$209.2	$190.1

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$181.9	$205.1
Interest expense, net	17.0	17.4
Amortization of debt discount and issuance costs	(3.3)	(3.2)
Gain (loss) on sale of properties and equipment	0.4	(1.4)
Exploration, geologic and geophysical expense	2.6	2.6
Other	(0.1)	(0.2)
Changes in assets and liabilities	10.7	(30.2)
Adjusted EBITDAX	$209.2	$190.1

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PDC ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018

Revenues
Crude oil, natural gas and NGLs sales	$321,099	$305,225
Commodity price risk management loss, net	(190,074)	(47,240)
Other income	3,475	2,615
Total revenues	134,500	260,600
Costs, expenses and other
Lease operating expenses	35,221	29,636
Production taxes	22,168	20,169
Transportation, gathering and processing expenses	11,424	7,313
Exploration, geologic and geophysical expense	2,643	2,646
Impairment of properties and equipment	7,875	33,188
General and administrative expense	39,598	35,696
Depreciation, depletion and amortization	151,422	126,788
Accretion of asset retirement obligations	1,584	1,288
(Gain) loss on sale of properties and equipment	(369)	1,432
Other expenses	3,554	2,768
Total costs, expenses and other	275,120	260,924
Loss from operations	(140,620)	(324)
Interest expense	(16,978)	(17,529)
Interest income	10	148
Loss before income taxes	(157,588)	(17,705)
Income tax benefit	37,412	4,566
Net loss	$(120,176)	$(13,139)

Earnings per share:
Basic	$(1.82)	$(0.20)
Diluted	$(1.82)	$(0.20)

Weighted-average common shares outstanding:
Basic	66,182	65,957
Diluted	66,182	65,957

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PDC ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,112	$1,398
Accounts receivable, net	190,844	181,434
Fair value of derivatives	13,330	84,492
Prepaid expenses and other current assets	7,870	7,136
Total current assets	213,156	274,460
Properties and equipment, net	4,121,649	4,002,862
Assets held-for-sale, net	152,847	140,705
Fair value of derivatives	24,225	93,722
Other assets	52,051	32,396
Total Assets	$4,563,928	$4,544,145

Liabilities and Stockholders' Equity
Liabilities
Current liabilities:
Accounts payable	$215,555	$181,864
Production tax liability	55,430	60,719
Fair value of derivatives	43,899	3,364
Funds held for distribution	91,615	105,784
Accrued interest payable	15,194	14,150
Other accrued expenses	68,836	75,133
Total current liabilities	490,529	441,014
Long-term debt	1,289,046	1,194,876
Deferred income taxes	160,609	198,096
Asset retirement obligations	82,497	85,312
Liabilities held-for-sale	4,614	4,111
Fair value of derivatives	1,815	1,364
Other liabilities	125,063	92,664
Total liabilities	2,154,173	2,017,437

Commitments and contingent liabilities

Stockholders' equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 66,196,863 and 66,148,609 issued as of March 31, 2019 and December 31, 2018, respectively	662	661
Additional paid-in capital	2,521,558	2,519,423
Retained earnings (deficit)	(111,449)	8,727
Treasury shares - at cost, 22,635 and 45,220 as of March 31, 2019 and December 31, 2018, respectively	(1,016)	(2,103)
Total stockholders' equity	2,409,755	2,526,708
Total Liabilities and Stockholders' Equity	$4,563,928	$4,544,145

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PDC ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(120,176)	$(13,139)
Adjustments to net loss to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	181,622	21,202
Depreciation, depletion and amortization	151,422	126,788
Impairment of properties and equipment	7,875	33,188
Accretion of asset retirement obligations	1,584	1,288
Non-cash stock-based compensation	4,683	5,261
(Gain) loss on sale of properties and equipment	(369)	1,432
Amortization of debt discount and issuance costs	3,349	3,246
Deferred income taxes	(37,487)	(4,809)
Other	21	515
Changes in assets and liabilities	(10,671)	30,177
Net cash from operating activities	181,853	205,149
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(266,940)	(196,917)
Capital expenditures for other properties and equipment	(4,826)	(1,066)
Acquisition of crude oil and natural gas properties	—	(180,825)
Proceeds from sale of properties and equipment	102	20
Proceeds from divestiture	—	39,023
Restricted cash	—	1,249
Net cash from investing activities	(271,664)	(338,516)
Cash flows from financing activities:
Proceeds from revolving credit facility	432,000	35,000
Repayment of revolving credit facility	(340,500)	(35,000)
Purchase of treasury stock	(1,460)	(2,255)
Other	(515)	(379)
Net cash from financing activities	89,525	(2,634)
Net change in cash, cash equivalents and restricted cash	(286)	(136,001)
Cash, cash equivalents and restricted cash, beginning of period	9,399	189,925
Cash, cash equivalents and restricted cash, end of period	$9,113	$53,924

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2019 First Quarter Teleconference and Webcast
The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Chief Operating Officer, for a conference call on Thursday, May 2, 2019, to discuss its 2019 first quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Thursday, May 2, 2019, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 3087577

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 3087577

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to attend the following conferences: Citi Global Energy and Utilities Conference in Boston on Tuesday, May 14, 2019, Bank of America’s High-Yield Energy Conference in New York on Wednesday, June 5, 2019, Stifel Energy’s Cross Sector Insight Conference in Boston on Monday, June 10, 2019, the Wells Fargo West Coast Energy Conference in San Francisco on Tuesday, June 11, 2019 and the J.P. Morgan Energy Conference in New York on Tuesday, June 18, 2019. Presentation materials will be posted to the Company’s website, www.pdce.com, prior to the start of the conference.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, produces, develops, and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and the Delaware Basin in West Texas. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the liquid-rich Wolfcamp zones in the Delaware Basin.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act"), Section 21E of the Securities Exchange Act of 1934 ("Exchange Act"), and the United States ("U.S.") Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations, and prospects. All statements other than statements of historical fact included in and incorporated by reference into this report are "forward-looking statements". Words such as expects, anticipates, intends, plans, believes, seeks, estimates, outlook, targets, and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding future: production, costs, and cash flows; drilling locations and zones and growth opportunities; commodity prices and differentials; capital expenditures and projects, and that cash flows from operations will exceed expected capital investments in crude oil and natural gas properties in 2019 and 2020; anticipated sale of our Delaware Basin midstream assets and the timing of those sales; anticipated stock repurchase program, which may be modified or discontinued at any time, and expected timing and amount of such program; and the expected impact of our new long-term service agreements.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to it. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, the Company may use the term “projection” or similar terms or expressions, or indicate that it has “modeled” certain future scenarios. PDC typically uses these terms to indicate its current thoughts on possible outcomes relating to its business or the industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in worldwide production volumes and demand, including economic conditions that might impact demand and prices for the products it produces;

•	volatility of commodity prices for crude oil, natural gas, and natural gas liquids ("NGLs") and the risk of an extended period of depressed prices;

•	impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;

•	volatility and widening of differentials;

•	reductions in the borrowing base under its revolving credit facility;

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•
impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement of those laws and regulations, liabilities arising thereunder, and the costs to comply with those laws and regulations;

•	declines in the value of its crude oil, natural gas, and NGLs properties resulting in further impairments;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from its wells being greater than expected;

•	timing and extent of its success in discovering, acquiring, developing, and producing reserves;

•
availability of sufficient pipeline, gathering, and other transportation facilities and related infrastructure to process and transport its production and the impact of these facilities and regional capacity on the prices received for production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	losses from its gas marketing business exceeding its expectations;

•	difficulties in integrating its operations as a result of any significant acquisitions;

•	increases or changes in operating costs, severance and ad valorem taxes, and increases or changes in drilling, completion, and facilities costs;

•	availability of supplies, materials, contractors and services that may delay the drilling or completion of its wells;

•	potential losses in acreage due to lease expirations or otherwise;

•	increases or adverse changes in costs and expenses;

•	future cash flows, liquidity and financial condition;

•	possibility that one or more divestitures of our Delaware Basin assets will not close when expected or at all;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	success in marketing crude oil, natural gas, and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and its ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions it may pursue has on its capital requirements;

•	its ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations, and objectives for its future operations.

Further, PDC urges you to carefully review and consider the cautionary statements and disclosures, specifically those under the heading "Risk Factors," made in its Quarterly Report on Form 10-Q, its Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission ("SEC") on

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February 28, 2019, and other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition, results of operations, and prospects, which are incorporated by this reference as though fully set forth herein.

PDC cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:    Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com
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